                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No. )

Filed by the Registrant[X]

Filed by a Party other than Registrant[_]

Check the appropriate box:

[_]     Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]     Definitive Proxy Statement

[_]     Definitive Additional Materials

[_]     Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                           MATTSON TECHNOLOGY, INC.
               -------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

               -------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.

[_]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1)  Title of each class of securities to which transaction applies:

         (2)  Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)  Proposed maximum aggregate value of transaction:

         (5)  Total fee paid:

[_]     Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)   Amount Previously Paid:

         (2)   Form, Schedule or Registration Statement No.:

         (3)   Filing Party:

         (4)   Date Filed:

Notes:

                                [MATTSON LOGO]
                              2800 Bayview Drive
                           Fremont, California 94538

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 16, 2001

                               ----------------

   Notice is hereby given that the Annual Meeting of Stockholders of Mattson Technology, Inc. (the "Company") will be held at the Newark Hilton, 39900 Balentine Drive, Newark, California 94560 on May 16, 2001, at 10:00 a.m. local time for the following purposes:

  1. To elect two (2) Class I directors of the Company to hold office for a three-year term and until their successors are elected and qualified.

  2. To approve an increase in the number of shares reserved for issuance under the Company's Amended and Restated 1989 Stock Option Plan by 1,000,000 shares.

  3. To approve an increase in the number of shares reserved for issuance under the Company's 1994 Employee Stock Purchase Plan by 800,000 shares.

  4. To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the year ending December 31, 2001.

  5. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

   Only stockholders of record at the close of business on April 18, 2001 will be entitled to vote at the meeting. Each of these stockholders is cordially invited to be present and vote at the meeting in person. For ten days prior to the meeting, a complete list of stockholders of record entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at the Newark Hilton at the address indicated above.

                                          By Order of the Board of Directors,

                                          /s/ Ludger Viefhues
                                          Ludger Viefhues, Secretary

Fremont, California
April 26, 2001


    You are cordially invited to attend the meeting. However, whether or not you plan to attend the meeting in person, please complete, date and sign the accompanying proxy and mail it promptly in the return envelope to assure that your shares are represented at the meeting. If you later desire to revoke your proxy, you may do so at any time before it is exercised.

                           Mattson Technology, Inc.
                              2800 Bayview Drive
                           Fremont, California 94538

                               ---------------

                              PROXY STATEMENT FOR
                        ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 16, 2001

                               ---------------

                              GENERAL INFORMATION

   Your proxy in the enclosed form is solicited by the directors of Mattson Technology, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on May 16, 2001 at the Newark Hilton, 39900 Balentine Drive, Newark, California 94560, at 10:00 a.m. local time (the "Meeting") for the purposes set forth in the accompanying notice and at any adjournment or postponement of that meeting. The date of this Proxy Statement is April 26, 2001, the approximate date on which this Proxy Statement and accompanying form of proxy were first sent or given to stockholders.

   The shares represented by any proxy in the enclosed form will be voted in accordance with the instructions given on the proxy if the proxy is properly executed and is received by the Company prior to the close of voting at the Meeting or any adjournment or postponement thereof. Proxies received by the Company on which no contrary instruction has been given will be voted in accordance with the recommendations of the Board of Directors for each proposal. A stockholder giving a proxy has the power to revoke it at any time before it is exercised. A proxy may be revoked by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the person executing the proxy is present at the meeting and votes in person.

   Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names which are beneficially owned by others (the "Record Holders") to forward to such beneficial owners. In addition, the Company may reimburse such persons for their cost of forwarding the solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented, if deemed desirable or necessary, by one or more of telephone, telegram, facsimile, or personal solicitation by directors, officers, or employees of the Company. No additional compensation will be paid for any such services. The Company reserves the right, if deemed desirable or necessary, to retain a proxy solicitation firm to deliver soliciting materials to Record Holders for distribution by them to their principals and to assist the Company in collecting proxies from such holders. The costs of these services, exclusive of out-of-pocket costs, is not expected to exceed $7,000. Except as described above, the Company does not intend to solicit proxies other than by mail. The Company will bear the costs of the solicitation of proxies for the Annual Meeting.

                     SHARES OUTSTANDING AND VOTING RIGHTS

   Only holders of shares of Common Stock of record as of the close of business on April 18, 2001 are entitled to vote at the meeting. On this record date there were issued and outstanding 37,488,177 shares of Common Stock. Each share of Common Stock is entitled to one vote on all matters to be voted upon.

   The presence, in person or by proxy duly authorized, of the holders of a majority of the voting shares of Common Stock will constitute a quorum for the transaction of business at the Meeting and any continuation or adjournment thereof. Votes for and against, abstentions and broker non-votes (i.e. shares held by broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular matter) will be counted as present in determining whether a quorum is present at the Meeting.

   Your execution of the enclosed proxy will not affect your right as a stockholder to attend the Meeting and to vote in person. Any stockholder giving a proxy has a right to revoke it at any time by either (i) a later-dated proxy, (ii) a written revocation sent to and received by the Secretary of the Company prior to the Meeting, or (iii) attendance at the Meeting and voting in person.

          SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 2, 2001 by (i) each director, director-nominee, and current or former executive officer of the Company named in the Summary Compensation Table; (ii) all current executive officers and directors of the Company as a group; and (iii) all persons known by the Company to own beneficially 5% or more of the outstanding shares or voting power of the Company's voting securities. The table is based upon information supplied by directors, officers and principal stockholders. To the knowledge of the Company, unless otherwise indicated, each of the listed persons has sole voting and sole investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

                                                       Shares
Beneficial Owner                                 Beneficially Owned Percentage
----------------                                 ------------------ ----------
STEAG Electronic Systems AG ...................      11,850,000(1)     31.6%
 Ruettenscheider Strasse 1-3, 45128
 Essen, Germany

Mellon Financial Corporation...................       2,419,019(2)      6.5%
 One Mellon Center
 Pittsburgh, Pennsylvania 15258

Brad Mattson...................................       3,647,073(3)      9.7%

Dr. Jochen Melchior(4).........................             --            *

Dr. Hans-Georg Betz(4).........................             --            *

Kenneth Kannappan..............................          19,083(5)        *

James J. Kim...................................          21,699(6)        *

Shigeru Nakayama...............................          35,938(7)        *

Kenneth G. Smith...............................          53,958(8)        *

Roger Carolin..................................         166,887(9)        *

David Dutton...................................          66,000(10)       *

Walter Kasianchuk..............................          14,435(11)       *

Brian R. McDonald(12)..........................           1,981           *

Ludger H. Viefhues(13).........................             --            *

All directors and executive officers as a group
 (11 persons)..................................       4,025,073(14)    10.6%

--------
  * Less than 1%

 (1) As disclosed in the Schedule 13D filed with the Securities and Exchange Commission on January 11, 2001 by STEAG Electronic Systems AG ("SES") and by STEAG AG ("STEAG"), SES directly beneficially owns 11,850,000 shares of the Company's Common Stock. STEAG owns all of the capital stock of SES and, as a result, is the indirect beneficial owner of the shares of the Company held directly by SES, and each has sole voting and dispositive power with respect to such shares.

 (2) According to Schedule 13G filed with the Securities and Exchange Commission on January 17, 2001 by Mellon Financial Corporation, Mellon Financial Corporation beneficially owns 2,419,019 shares of the Company's Common Stock, The Boston Company, Inc. beneficially owns 1,822,500 shares of the Company's Common Stock and The Boston Company Asset Management, LLC beneficially owns 1,202,700 shares of the Company's Common Stock. Mellon Financial Corporation has sole voting power with respect to 2,041,719 shares of the Company's Common Stock, has shared voting power with respect to 143,900 shares of the Company's Common Stock, has sole dispositive power over 2,411,419 shares of the Company's Common Stock and has shared dispositive power over 7,600 shares of the Company's

    Common Stock. The Boston Company, Inc. has sole voting power with respect to 1,556,700 shares of the Company's Common Stock, has shared voting power with respect to 143,900 shares of the Company's Common Stock, has sole dispositive power over 1,814,900 shares of the Company's Common Stock and has shared dispositive power over 7,600 shares of the Company's Common Stock. The Boston Company Asset Management, LLC has sole voting power with respect to 1,034,600 shares of the Company's Common Stock, has shared voting power with respect to 143,900 and has sole dispositive power over 1,202,700 shares of the Company's Common Stock.

 (3) Includes 120,257 shares subject to options exercisable within 60 days of April 2, 2001.

 (4) Dr. Melchior and Dr. Betz joined the Board of Directors on January 1, 2001, the date that the Company consummated its acquisition of the semiconductor equipment division of SES, and are designees of SES to serve on the Board in accordance with the Stockholder Agreement dated December 15, 2000 by and among the Company, SES, and Mr. Mattson, which is further described under "Election of Directors" below. Dr. Melchior and Dr. Betz serve on the Supervisory Board and the Management Board, respectively, of SES. Accordingly, these individuals may be deemed to share voting power or investment power with respect to the 11,850,000 shares held by SES. Each of these individuals disclaims beneficial ownership of these shares.

 (5) Includes 17,083 shares subject to options exercisable within 60 days of April 2, 2001.

 (6) Includes 6,563 shares subject to options exercisable within 60 days of April 2, 2001.

 (7) Includes 35,938 shares subject to options exercisable within 60 days of April 2, 2001.

 (8) Includes 53,958 shares subject to options exercisable within 60 days of April 2, 2001.

 (9) Includes 59,310 shares subject to options exercisable within 60 days of April 2, 2001.

(10) Includes 58,774 shares subject to options exercisable within 60 days of April 2, 2001.

(11) Includes 12,498 shares subject to options exercisable within 60 days of April 2, 2001.

(12) Mr. McDonald resigned as an executive officer of the Company in December 2000.

(13) Mr. Viefhues joined the Company as an executive officer on December 18, 2000.

(14) Includes 364,381 shares subject to options exercisable within 60 days of April 2, 2001.

                                 PROPOSAL ONE

                             ELECTION OF DIRECTORS

   The Company has a classified Board of Directors consisting seven members: two Class I directors, two Class II directors and three Class III directors. Class I, II and III directors will serve until the Annual Meetings of Stockholders to be held in 2001, 2002, and 2003 respectively, and until their respective successors are duly elected and qualified. At each Annual Meeting of Stockholders, directors are elected for a term of three (3) years to succeed those directors whose terms expire on the Annual Meeting date.

   On January 1, 2001, the Company completed a business combination in which the Company acquired the semiconductor equipment division of STEAG Electronic Systems AG ("SES"). As part of that transaction, the Company, SES and Brad Mattson entered into a Stockholder Agreement which provides, among other things, for the appointment of two persons designated by SES to join the Company's board of directors. Dr. Jochen Melchior and Dr. Hans-Georg Betz were designated by SES and were appointed as directors of the Company effective January 1, 2001. The Stockholder Agreement also provides that the Company will cause the nomination of Dr. Melchior and Dr. Betz, or successors designated by SES, for election at each annual meeting of the Company's stockholders at which their terms as directors will expire. SES and Mr. Mattson each agreed to be present and voting at each stockholder meeting where directors are to be elected, and to vote affirmatively for the election of nominees for director proposed in accordance with the Stockholder Agreement.

   Unless otherwise directed by stockholders, the proxyholders will vote all shares represented by proxies held by them for the election of the nominees, Brad Mattson and Kenneth Kannappan. In the event that Mr. Mattson or Mr. Kannappan becomes unavailable or unable to serve as a director of the Company prior to the voting, the proxyholders will refrain from voting for the unavailable nominee and will vote for a substitute nominee in the exercise of their best judgment. If a quorum is present and voting, the nominee for directors receiving the highest number of votes will be elected as a director. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes," will be counted as present for purposes of determining if a quorum is present.

                                                                 Director
Name                                                       Age     Since
----                                                       ---   --------

Class I directors whose terms expire at the 2001 Annual
 Meeting of Stockholders; nominees for reelection at the Annual Meeting:

Brad Mattson (Vice Chairman)                               46  November 1988

Kenneth Kannappan                                          41    July 1998

Class II directors whose terms expire at the 2002 Annual
 Meeting of Stockholders:

Kenneth G. Smith                                           51   August 1994

Dr. Hans-Georg Betz                                        55  January 2001

Class III directors whose terms expire at the 2003 Annual
 Meeting of Stockholders:

Dr. Jochen Melchior (Chairman)                             58  January 2001

Shigeru Nakayama                                           66    May 1996

James J. Kim                                               65  January 2001

   Dr. Jochen Melchior became a member of the Management Board of STEAG AG in June 1987 and became Chairman of the Management Board and Chief Executive Officer of STEAG AG in November 1995. Since November 1995, Dr. Melchior has also served as Chairman of the Supervisory Board of STEAG Electronic Systems AG. From April 1992 to July 1993, Dr. Melchior served as Chairman of the Management Board and Chief Executive Officer of STEAG Electronic Systems AG. Dr. Melchior also currently serves as a member of the Supervisory Boards of Nationalbank AG, Vinci Deutschland AG, Saarberg AG, TUV Mitte AG, and Colonia Nordstern Versicherungs-Management AG. He serves as Vice-Chairman of the Supervisory Board of

Westfalische Hypothekenbank AG and Chairman of the Supervisory Board of STEAG Electronic Systems AG, STEAG HamaTech AG, and STEAG Walsum Immobilien AG.

   Brad Mattson founded the Company in November 1988 and has served as Chief Executive Officer since its inception, and until January 1997 had served as President. Mr. Mattson also served as Chairman until January 2001, when he became the Vice-Chairman. Mr. Mattson was the founder of Novellus Systems, Inc., a semiconductor equipment company, and formerly served as its President, Chief Executive Officer and Chairman. He has held previous executive positions at Applied Materials, Inc. and LFE Corporation, semiconductor equipment companies.

   Dr. Hans-Georg Betz has served as Chairman of the Management Board and Chief Executive Officer of STEAG Electronic Systems AG since January 1996 and as a member of the Management Board of STEAG Electronic Systems AG since October 1992. Dr. Betz has also served as a member of the Management Board of STEAG AG since January 1997. Dr. Betz also currently serves as Vice-Chairman of the Supervisory Board of STEAG HamaTech AG.

   Kenneth Kannappan has served as the President and Chief Executive Officer of Plantronics, Inc., a telecommunications equipment manufacturer, since March 1998. From February 1995 to 1998, Mr. Kannappan held various executive positions at Plantronics, Inc. From 1991 to 1995, Mr. Kannappan was Senior Vice President of Kidder, Peabody & Co. Incorporated, an investment banking company. Mr. Kannappan currently serves as a member of the board of directors of Plantronics, Inc. and Integrated Device Technology, Inc.

   James J. Kim is the founder of Amkor Technology, Inc. and has served as Amkor's Chairman and Chief Executive Officer since March 1970. Amkor, headquartered in West Chester, Pennsylvania, is a semiconductor assembly, test, packaging, and technology company, utilizing the facilities of Anam Industrial Co., Ltd., of Seoul, and Amkor/Anam Pilipinas, Inc., in Manila. Mr. Kim received his BS and MA in Economics from the University of Pennsylvania. Mr. Kim currently serves on the board of directors of Amkor and Electronics Boutique Holdings Corp. Mr. Kim was a director of CFM Technologies, Inc. from December 1991 until January 2001, when CFM Technologies was acquired by the Company.

   Shigeru Nakayama became a member of the Board of Directors of the Company in May 1996. Since 1996, Mr. Nakayama has been a business consultant to Semiconductor Equipment and Materials International, an international association of semiconductor equipment manufacturers and materials suppliers. From 1984 to 1994, Mr. Nakayama was the President of SEMI Japan, a member of Semiconductor Equipment and Materials International.

   Kenneth G. Smith was President, Chief Operating Officer and a Director of WaferTech, a semiconductor manufacturer from May 1996 until April 2000. From 1991 to 1995, Mr. Smith was Vice President of Operations at Micron Semiconductor, Inc., a semiconductor manufacturer, and from 1989 to 1991, Mr. Smith was a Fabrication Manager at Micron Semiconductor.

   Information concerning the executive officers of the Company is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

Board Meetings and Committees

   During the fiscal year ended December 31, 2000, the Board of Directors held ten meetings. Each director attended at least 75% of the meetings of the Board and of the Committees on which he served during fiscal 2000 which occurred on or after the initiation of his term as a director. The Board of Directors of the Company has a standing Audit Committee, Compensation Committee and Nominating Committee.

   For a description of the principal functions of the Audit Committee, see "Audit Committee Report." During fiscal 2000, the Audit Committee consisted of Mr. Smith, Mr. Kannappan and John C. Savage. In January 2001,

Mr. Savage resigned as a director of the Company and as a member of the Audit Committee. In February 2001, Mr. Kim joined the Audit Committee. The Audit Committee held seven meetings during fiscal 2000.

   The principal functions of the Compensation Committee are to recommend to the Board the compensation of directors and officers of the Company, to oversee the administration of the Company's stock option plans and to perform such other duties regarding compensation for employees and consultants as the Board may delegate from time to time. See "Report of the Compensation Committee on Executive Compensation." During fiscal 2000, the Compensation Committee consisted of Messrs. Smith and Kannappan. In February 2001, Dr. Betz joined the Compensation Committee. The Compensation Committee held one meeting during fiscal 2000.

   The function of the Nominating Committee is to consider qualified candidates for appointment and nomination for election to the Board of Directors and make recommendations to the Board concerning such candidates. The Nominating Committee was formed effective January 1, 2001; the committee did not exist and had no meetings during fiscal 2000. Currently, Dr. Betz is the only member of the Nominating Committee. The Nominating Committee will consider candidates recommended by a stockholder who provides notice in the manner described below. Stockholders may nominate one or more persons for election as directors at a meeting only if timely notice of such nomination is given in writing to the Secretary of the Company in accordance with the Company's bylaws. Nominations from stockholders intended to be presented at the next annual meeting of stockholders of the Company must be received by the Secretary of the Company at 2800 Bayview Drive, Fremont, California 94538 no later than December 29, 2001.

Compensation of Directors

   Non-employee directors are paid $5,000 per Board of Directors meeting attended, up to a maximum of four meetings per year. The Company also reimburses its outside directors for out-of-pocket expenses associated with attending meetings.

   The Company's Amended and Restated 1989 Stock Option Plan (the "Stock Option Plan") provides for the automatic grant of options to the Company's non-employee directors. Currently, each non-employee director is granted options to purchase 30,000 shares on the date of appointment or election to the Board, and each is to be granted an option to purchase an additional 10,000 shares each year thereafter, on the date immediately after each annual meeting of stockholders following which he remains a non-employee director of the Company, as long as he has continuously served on the board for six months as of the date of the annual meeting of stockholders. For fiscal year 2000, each non-employee director was granted options to purchase 17,500 shares on January 3, 2000, in lieu of the options which were otherwise to be granted on May 17, 2000. See Proposal Two, "Approval of Increase in Shares Reserved for Issuance Under the Amended and Restated 1989 Stock Option Plan."

Vote Required and Recommendation of the Board of Directors

   If a quorum is present and voting at the Annual Meeting, the two nominees for Class I director receiving the highest number of votes will be elected as Class I directors. Abstentions and broker nonvotes will each be counted present for purposes of determining the presence of a quorum, but will not be counted as having been voted on this proposal.

 The board unanimously recommends a vote FOR the nominees listed herein.

                   EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Compensation

   The following table sets forth information concerning the compensation of the Company's Chief Executive Officer and the other most highly compensated executive officers of the Company whose total salary and bonus for the three most recent fiscal years exceeded $100,000.

                          SUMMARY COMPENSATION TABLE

                                                                     Long-Term
                                              Annual Compensation   Compensation
                                            -----------------------   Options
 Name and Principal Function           Year Salary ($) Bonus ($)(3) Granted (#)
 ---------------------------           ---- ---------- ------------ ------------
Brad Mattson.......................... 2000  352,500     339,000          920
 Chief Executive Officer               1999  313,272     201,000      100,000
                                       1998  273,134      87,000          --

David Dutton.......................... 2000  218,077     168,197          --
 Executive Vice President,             1999  194,692     119,000       37,500
 President, Plasma Division            1998  167,722      34,000          --

Walter Kasianchuk(1).................. 2000  200,000     135,000          --
 Executive Vice President,             1999   53,570      20,000       30,000
 President, Thermal Products Division

Former Officer
Brian McDonald (2).................... 2000  211,410      40,000          --
                                       1999  136,924      70,750       83,750

--------
(1) Mr. Kasianchuk joined the Company in September 1999.

(2) Mr. Brian McDonald joined the Company as Chief Financial Officer in April 1999, and left the Company in December 2000.

(3) Each year bonus figures represent bonuses accrued at the end of the respective fiscal year but paid in the succeeding fiscal year.

Stock Options Granted During Fiscal 2000

   The following table provides the specified information concerning grants of options to purchase the Company's Common Stock made during the fiscal year ended December 31, 2000, to the persons named in the Summary Compensation Table.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                                                        Potential Realizable Value at
                                                                           Assumed Annual Rates of
                                                                        Stock Price Appreciation for
                                Individual Grants in Fiscal 2000                Option Term(2)
                         ---------------------------------------------- ------------------------------
                         Number of   % of Total
                         Securities   Options
                         Underlying  Granted to  Exercise or
                          Options   Employees in Base Price  Expiration
Name                     Granted(1) Fiscal Year    ($/Sh)       Date        5% ($)        10% ($)
----                     ---------- ------------ ----------- ---------- -------------- ---------------
Brad Mattson............    920         0.2%       $26.30     03/09/05  $       15,000 $       39,000

David Dutton............    --          --            --           --              --             --

Walter Kasianchuck......    --          --            --           --              --             --

Brian McDonald..........    --          --            --           --              --             --

--------
(1) Options granted in fiscal 2000 under the Company's Option Plan generally vest one-quarter of the number of shares granted one year after commencement of employment or grant and continue to vest thereafter monthly over a period of three years, conditioned upon continued employment with the Company. Under the Option Plan, the Board retains discretion to modify the terms, including the price, of outstanding options.
(2) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, in accordance with the Securities and Exchange Commission's rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company's Common Stock, overall market conditions and the optionholders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved. One share of stock purchased at $26.30 in fiscal 2000 would yield profits of approximately $16.50 per share at 5% appreciation over ten years, or approximately $41.90 per share at 10% appreciation over the same period.

Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

   The following table sets forth information concerning the option exercises during the fiscal year ended December 31, 2000 by the persons named in the Summary Compensation Table and the fiscal 2000 year-end option values.

              AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                       Number of Securities Underlying        Value of Unexercised
                                                           Unexercised Options at            In-the-Money Options at
                                                                 FY-End (#)                       FY-End ($)(1)
                                                      ---------------------------------  -------------------------------
                         Shares Acquired    Value
          Name           on Exercise (#) Realized ($) Exercisable(1)(2) Unexercisable(3) Exercisable(2) Unexercisable(4)
          ----           --------------- ------------ ----------------- ---------------  -------------- ----------------
Brad Mattson............       --            --            202,548          125,001          97,125         160,725

David Dutton............       --            --             51,900           53,000         130,654         123,816

Walter Kasianchuk.......       --            --              9,373           20,627             --              --

Brian McDonald..........       --            --             29,686              --           98,950             --

--------
(1) Options granted in fiscal 2000 under the Company's Option Plan generally vest and become exercisable as follows: one-quarter of the shares vest after one year and thereafter the remaining shares vest monthly over a period of three years, with vesting conditioned upon continued employment with the Company. Under the Option Plan, the Board retains discretion to modify the terms including the price of outstanding options.

(2) Represents shares which are immediately exercisable and/or vested. Based on the closing price of $10.31, as reported on the Nasdaq National Market on December 31, 2000, less the exercise price.

(3) Represents shares which are unvested and not immediately exercisable.

(4) Based on the closing price of $10.31, as reported on the Nasdaq National Market on December 31, 2000, less the exercise price.

Compensation Committee Interlocks and Insider Participation

   During 2000, the Company sold approximately $3.6 million in systems to WaferTech LLC. Kenneth Smith served as the President, Chief Operating Officer and a Director of WaferTech LLC until April 2000. Mr. Smith is a member of the Company's Board of Directors and serves on both the Audit Committee and the Compensation Committee of the Company's Board of Directors. Each transaction was determined based on arm's length negotiations and the Company believes the terms of these transactions were no more favorable to WaferTech LLC than would have been offered to third party customers.

Certain Relationships and Related Transactions

   During 2000, the Company paid Alliant Partners for investment banking services, and for rendering an opinion as to the fairness from a financial point of view to the Company's stockholders of the consideration to be provided by the Company in connection with the acquisition of CFM Technologies, Inc. and the semiconductor equipment division of STEAG Electronic Systems AG. Alliant Partners was paid a total of $2 million upon the successful completion of the acquisitions. The Company also agreed to indemnify Alliant Partners for certain claims or losses in connection with the acquisition transactions, unless such losses are judicially determined to have resulted from gross negligence or willful misconduct by Alliant Partners. John
C. Savage is a Partner of Alliant Partners. Mr. Savage was a member of the Company's Board of Directors until January 1, 2001. The agreement for services with Alliant Partners was determined based on arm's length negotiation, and the Company believes the terms of the agreement were no less favorable than could have been obtained from third party consultants and investment bankers. The Company has engaged Alliant Partners to provide financial advisory services in connection with various acquisition transactions.

   During 2000, the Company purchased subassemblies used in assembling the Company's products from R.F. Services, Inc., in an amount totaling approximately $1,161,000. Brad Mattson, the Company's Chief Executive Officer, owns a majority of the outstanding shares of R.F. Services, Inc. and serves as a director of that corporation. Each purchase was determined based on arm's length negotiations, and the Company believes the terms of these purchases were no less favorable than could have been obtained from third party suppliers. In April 2001, the Company completed the acquisition of 97% of the outstanding shares of R.F. Services, Inc. for a price of approximately $887,000.

   During the second quarter of 2000, the Company extended a loan to Mr. Mattson in the amount of $200,000. The interest rate on the loan is 6%. As of April 2, 2001, Mr. Mattson owed the Company a total of $210,000 pursuant to the loan. The repayment of the loan was originally due in the first quarter of 2001, but the Company expects to extend the maturity date until September 30, 2001.

   During the fourth quarter of 1998 the Company extended a two-year loan to David Dutton, the Executive Vice President and President, Plasma Product Division of the Company, in the amount of $100,000. The loan is collateralized by approximately 32,000 shares of the Company's Common Stock and is a full recourse note bearing interest at 6% per year. During the second quarter of 2000, the Company extended a second loan to Mr. Dutton in the amount of $50,000. The interest rate on the second loan is 6%. The repayment of the second loan was originally due in the first quarter of 2001. As of April 2, 2001, Mr. Dutton owed the Company a total of $173,000 pursuant to the loans. The Company expects to extend the maturity date on the loans to Mr. Dutton until September 30, 2001.

   The Company entered into a consulting agreement with Shigeru Nakayama, a member of its Board of Directors, on August 10, 2000. Under his consulting agreement, Mr. Nakayama receives $10,000 per month and an option to purchase 6,000 shares of Company Common Stock per year, in exchange for consulting services regarding the integration of the Company's operations in Japan.

   STEAG Electronic Systems AG ("SES") holds approximately 31.6% of the Company's Common Stock. The Company and SES are parties to several agreements relating to the purchase by the Company of eleven direct and indirect subsidiaries, comprising the semiconductor equipment division of SES, which was consummated on January 1, 2001 under the terms of a Strategic Business Combination Agreement by and between SES and the Company, dated June 27, 2000, as amended by the Amendment to Strategic Business Combination Agreement dated December 15, 2000 (the "Combination Agreement"). Pursuant to the Combination Agreement, the Company issued to SES 11,850,000 shares of Common Stock, paid SES $100,000 in cash, assumed certain obligations of SES and STEAG AG, the parent company of SES, and acquired certain intercompany indebtedness owed by the acquired subsidiaries to SES in exchange for a secured promissory note in the principal amount of $26,095,150.49, which is payable by the Company to SES on July 2, 2001. Under the Combination Agreement, the Company is also obligated to cause two acquired subsidiaries to pay their profits for 2000 to SES, in an amount estimated to be approximately $13.9 million. As part of the acquisition transaction, the Company, SES, and Mr. Mattson entered into a Stockholder Agreement dated as of December 15, 2000, providing for, among other things, the election of two persons designated by SES to the Company's board of directors, restrictions on future acquisitions or dispositions of Company Common Stock by SES, and registration rights in favor of SES. The Company also entered into several transition services agreements with SES, under which SES agreed to provide specified payroll, communications, accounting information and intellectual property administration services to certain German subsidiaries of the Company for a term of one year. In fiscal year 2001, the Company estimates that it will pay to SES approximately $700,000 in connection with the purchase of services or supplies pursuant to the transition services agreements. In addition, the Company entered into a manufacturing supply contract with a company affiliated with SES, under which the Company has the right to utilize manufacturing and assembly services based on an hourly rate. For fiscal 2001, the Company is obligated to purchase at least $2.1 million worth of such services.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

   To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representation from certain reporting persons that no other reports were required, the Company believes that all Section 16(a) filing requirements applicable to the Company's executive officers, directors and greater than ten percent shareholders were complied with.

                       COMPARISON OF STOCKHOLDER RETURN

   Set forth below is a line graph comparing the annual percentage change in the cumulative total return of the Company's Common Stock with the cumulative total return of the Nasdaq Stock Market Index--US and the Nasdaq Electronic Components Index for the period commencing December 31, 1995 and ending December 31, 2000./1/

                           [PERFORMANCE GRAPH LOGO]


                         12/31/95 12/29/96 12/31/99 12/31/98 12/31/99 12/31/00
                         -------- -------- -------- -------- -------- --------
Mattson Technology,
 Inc. ..................   100       63       47       39      114       69
Nasdaq Stock Market
 Index--US..............   100      123      151      213      395      238
Nasdaq Electronic
 Components Index.......   100      173      182      280      522      426


--------
/1/Assumes that $100.00 was invested in the Company's Common Stock and in each index at market closing prices on December 31, 1995, and that all dividends were reinvested. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

                         REPORT OF THE AUDIT COMMITTEE

   The Audit Committee of the Board of Directors is responsible for monitoring the integrity of the Company's consolidated financial statements, its system of internal controls and the independence and performance of its internal and independent auditors. The Audit Committee also recommends to the Board of Directors the selection of the Company's independent auditors. The Audit Committee is composed of three non-employee directors and operates under a written charter adopted and approved by the Board of Directors. Each Committee member is independent as defined by National Association of Securities Dealers, Inc. ("NASD") listing standards. A copy of the Audit Committee Charter is attached to this Proxy Statement as Appendix A. The current members of the Audit Committee are Kenneth Kannappan, James Kim and Kenneth Smith.

   Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company's independent auditors are responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors.

   In this context, we held seven meetings during fiscal year 2000. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, the internal auditors and the company's independent auditors, Arthur Andersen LLP ("Arthur Andersen"). We discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. We met with the internal and independent auditors to discuss the results of their examinations and their evaluations of the company's internal controls.

   We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2000 with management and Arthur Andersen.

   We also discussed with the independent auditors matters required to be discussed with audit committees under auditing standards generally accepted in the United States of America, including, among other things, matters related to the conduct of the audit of the Company's consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

   The Company's independent auditors also provided to us the written disclosures and a letter required by Independence Standards Board Standards No. 1 (Independence Discussions with Audit Committees), and we discussed with the independent auditors their independence from the Company. When considering Arthur Andersen's independence, we considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company's consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, the fees paid to Arthur Andersen for audit and non-audit services.

   Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, we recommended to the Board of Directors that the Company's audited consolidated financial statements for the fiscal year ended December 31, 2000 be included in the Company's Annual Report on Form 10-K. We have also recommended the selection of the Company's independent auditors, and, based on our recommendation, the Board has selected Arthur Andersen as the Company's independent auditors for the fiscal year ending December 31, 2001.

                                          AUDIT COMMITTEE

                                          Kenneth Kannappan
                                          Kenneth Smith

April 26, 2001

Audit and Related Fees

   Audit Fees. The aggregate fees billed by Arthur Andersen for professional services for the audit of the Company's annual consolidated financial statements for fiscal 2000 and the review of the consolidated financial statements included in the Company's Forms 10-K for fiscal 2000 were $350,000.

   Financial Information Systems Design and Implementation Fees. There were no fees billed by Arthur Andersen to the Company for financial information systems design and implementation fees for fiscal 2000.

   All Other Fees. The aggregate fees billed to the Company for all other services rendered by Arthur Andersen for fiscal 2000 were $1,119,000.

Change of Accountants

   On November 1, 1999, the Company dismissed PricewaterhouseCoopers LLP as its independent accountants. At that time, the reports of PricewaterhouseCoopers LLP on the Company's financial statements for the two fiscal years preceding the dismissal had not contained an adverse opinion or a disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principle. In the two fiscal years preceding the dismissal, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused it to make reference thereto in its report on the financial statements of the Company for such periods. The Company's audit committee made the decision to dismiss PricewaterhouseCoopers LLP. During the two fiscal years preceding the dismissal, the Company did not have a disagreement or difference of opinion with PricewaterhouseCoopers LLP in which PricewaterhouseCoopers LLP advised the Company of any matter that would be a reportable event under Item 310(a)(1)(v) of Regulation S-K.

   The Company engaged Arthur Andersen as its new independent accountants on November 1, 1999. During the two fiscal years preceding November 1, 1999, the Company had not consulted with Arthur Andersen regarding issues of the type described in Item 304(a)(2) of Regulation S-K.

        REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

   The Compensation Committee (the "Committee") recommends to the Company's Board of Directors compensation of Company directors and officers and oversees the administration of the Company's Option Plan.

Compensation Philosophy

   In structuring the Company's compensation programs, the Committee's goals are to align compensation with the Company's business objectives and performance and to enable it to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company. The Committee also seeks to link executive compensation with the creation of long-term stockholder value. Consistent with these goals, the Company's compensation programs include a mix of salary, bonus and stock options. In particular, stock options are used to link executive incentives and the creation of stockholder value.

   In addressing compensation issues, the Committee is influenced by several factors which arise from the Company's current position and industry. The Company competes against many companies that are substantially larger than the Company and sells primarily to very large customers. The Company must be in a position to attract and maintain a management team with sufficient experience and credibility with customers to compete. Moreover, as the Company's has almost tripled in size in 2001 compared to 2000, with the acquisition of CFM Technologies, Inc. and the semiconductor division of STEAG Electronic Systems AG, the Company must have a management team which has the ability to address such growth and to successfully manage a much larger business. The Company also is involved in a highly cyclical industry that can experience significant slowdowns and declines in financial performance and stock price which are not related to the performance of management.

   Base Salary. The Committee reviews annually each executive officer's base salary. When reviewing base salaries, the Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices. Consistent with the competitive factors relative to competing against much larger companies, the Committee believes current executive salaries are in the appropriate range as compared to the salaries offered by competitive companies.

   Bonus. The Company's bonus plan provides for bonuses to be awarded to key employees based on specific goals achieved by the Company and the level of contribution to achievement of the goals by the key employees. The bonus plan is designed such that bonuses when combined with salaries create total compensation which is competitive with other companies against which the Company competes in hiring and retaining key employees. Bonus awards depend on the extent to which Company and individual performance objectives are achieved. The Company's performance objectives include operating, strategic and financial goals considered critical to the Company's short and long term goals. In particular, the plan focuses on performance relative to plan in revenues, operating profit and market share.

   Options. The purpose of the Company's Option Plan is to provide employees of the Company with an opportunity to share, along with stockholders of the Company, in the long-term performance of the Company. The Committee makes periodic grants of stock options to eligible employees, generally upon commencement of employment or following a significant change in job responsibilities. Stock options generally vest over a four-year period and expire ten years from the date of grant. The exercise price of options is generally 100% of fair market value of the underlying stock on the date of grant. In awarding stock options, the Committee considers individual performance, overall contribution to the Company, retention, the number of unvested stock options and the total number of stock options to be awarded.

   Section 162(m) of the Internal Revenue Code (the "Code") imposes limitations on the deductibility for federal income tax purposes of compensation over $1 million paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Committee believes that at the present time it is unlikely that the compensation paid to any executive officer in a taxable year which is subject to the deduction limit will exceed $1 million. In addition, no employee may receive in any fiscal year options to purchase in excess of 500,000 shares. However, the Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to its executive officers shall be designed to qualify as "performance-based compensation." The Compensation Committee intends to continue to evaluate the effects of the statute and any final Treasury regulations and to comply with Code Section 162(m) in the future to the extent consistent with the best interests of the Company.

Chief Executive Officer Compensation

   The Committee uses the same procedures described above in setting the annual salary, bonus and stock option awards for the Chief Executive Officer. The Chief Executive Officer's salary is determined based on comparisons with competitive companies as described above. In awarding stock options, the Committee considers the Chief Executive Officer's performance, overall contribution to the Company, retention, the number of unvested options and the total number of options to be granted. The Committee believes that the Chief Executive Officer's salary, bonus and options are in the appropriate range as compared to the compensation arrangements offered to chief executive officers of competitive companies.

Conclusion

   As a significant portion of the Company's compensation program is linked to Company performance, the Committee believes that compensation is closely tied to increases in long-term stockholder value.

                                          COMPENSATION COMMITTEE

                                          Kenneth Kannappan
                                          Kenneth G. Smith

April 26, 2001

                                 PROPOSAL TWO

                  APPROVAL OF INCREASE IN SHARES RESERVED FOR
        ISSUANCE UNDER THE AMENDED AND RESTATED 1989 STOCK OPTION PLAN

General

   The Company's 1989 Stock Option Plan became effective on September 29, 1989 and was amended and restated in April 1997 as the Company's 1989 Amended and Restated Stock Option Plan (the "Option Plan"). Over the more than eleven years the Option Plan has been in existence, there have been numerous increases in the total number of shares reserved for issuance under the plan. In November 2000, the stockholders approved increases of 2,100,000 shares in the plan reserve, to 8,675,000 shares. In April 2001, subject to stockholder approval, the Board approved an increase in the number of shares reserved for issuance under the Option Plan by an additional 1,000,000 shares, to 9,675,000.

Description of Plan

   The following summary of the Option Plan is qualified in its entirety by the specific language of the Option Plan, a copy of which is available to any stockholders upon request.

   General. The Option Plan provides for the discretionary grant of incentive stock options within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and nonstatutory stock options. In addition, the Option Plan also provides for the automatic grant of nonstatutory stock options to non-employee directors of the Company ("Non-employee Director Options"). As of April 2, 2001, no grant of options conditioned on stockholder approval of an increase in the share reserve under the Option Plan had been made to any employee. Grants under the Option Plan are made at the discretion of the Compensation Committee or the Board of Directors. Accordingly, future grants under the Option Plan are not yet determinable, other than the automatic grants to be made to non-employee directors, described below.

   Shares Subject to Plan. The stockholders have previously authorized the reservation of an aggregate of 8,675,000 shares of the Company's Common Stock for issuance upon the exercise of options granted under the Option Plan. As of April 2, 2001, a total of 4,153,709 shares were subject to outstanding options granted under the Option Plan, 2,057,504 shares were available for future grant under the Option Plan (without taking the proposed amendment into account) and options to purchase 2,463,787 shares of Common Stock granted under the Option Plan had been exercised. The maximum number of authorized but unissued or reacquired shares of the Company's Common Stock available for issuance under the Option Plan has been increased, subject to stockholder approval, to 9,675,000. The Option Plan imposes a grant limit under which no employee may receive in any fiscal year options to purchase in excess of 500,000 shares (the "Grant Limit"). Appropriate adjustments will be made to the shares subject to the Option Plan, to the Grant Limit, to the automatic Non-employee Director Option grant provisions (discussed below) and to outstanding options upon any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company. To the extent that any outstanding option under the Option Plan expires or terminates prior to exercise in full, the shares of Common Stock for which such option is not exercised are returned to the Option Plan and become available for future grant. The Option Plan also provides that if shares issued upon exercise of an option are repurchased by the Company, the repurchased shares are returned to the Option Plan and become available for future grant.

   Administration. The Option Plan is administered by the Board of Directors or a duly appointed committee of the Board (hereinafter referred to as the "Board"). With respect to the participation of individuals whose transactions in the Company's equity securities are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Option Plan must be administered in compliance with the requirements of Rule 16b-3 under the Exchange Act, if any. Subject to the provisions of the Option Plan, the Board determines the persons to whom options are to be granted, the number of shares to be covered by each option, whether an option is to be an incentive stock option or a nonstatutory stock option, the timing and terms of exercisability of each option or the vesting of shares acquired upon the exercise of an option, including the effect thereon of an optionee's termination of service, the exercise price of and the type of consideration to be paid to the Company upon the exercise of each option, the duration of each option, and all other terms and conditions of the options. The Option Plan also authorizes the Board to delegate to an officer of the Company the power to grant options for up to 25,000 shares per fiscal year to any eligible person other than an officer or director of the Company.

   The Option Plan authorizes the Board to amend, reprice, modify, extend, renew, or grant a new option in substitution for, any option, to waive any restrictions or conditions applicable to any option or any shares acquired upon the exercise thereof, and to accelerate, continue, extend or defer the exercisability of any option or the vesting of any shares acquired upon the exercise of an option, including with respect to the period following an optionee's termination of service with the Company. The Option Plan also provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the Option Plan. The Board will interpret the Option Plan and options granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the Option Plan or any option.

   Eligibility. The Option Plan permitted the grant of options to employees, consultants and directors of the Company or of any present or future parent or subsidiary corporations of the Company. Options may also be granted to prospective employees, consultants and directors in connection with written offers of employment or engagement, provided that such options may not become exercisable prior to the individual's commencement of service. As of April 2, 2001, the Company had 2,083 employees, including 3 executive officers, and 7 directors. While any person eligible under the Option Plan may be granted a nonstatutory option, only employees may be granted incentive stock options. In addition, only non-employee directors of the Company are eligible to receive Non-employee Director Options.

   Terms and Conditions of Options. Each option granted under the Option Plan is evidenced by a written agreement between the Company and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the plan. The exercise price per share of each incentive stock option granted under the Option Plan must equal at least the fair market value of a share of the Company's Common Stock on the date of grant and the exercise price per share of each nonstatutory stock option granted under the Option Plan must equal at least 85% of the fair market value of a share of the Company's Common Stock on the date of grant. In addition, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a "Ten Percent Stockholder") must have an exercise price equal to at least 110% of the fair market value of a share of Common Stock on the date of grant. As of April 2, 2001 the closing price of a share of the Company's Common Stock as reported on the Nasdaq National Market was $13.00.

   The option exercise price may be paid in cash, by check, or in cash equivalent, by the assignment of the proceeds of a sale or loan with respect to some or all of the shares of Common Stock being acquired upon the exercise of the option, by means of a promissory note, by any other lawful consideration approved by the Board, or by any combination thereof. The Board may nevertheless restrict the forms of payment permitted in connection with any option grant. The Option Plan also authorizes (i) the Company to withhold from shares otherwise issuable upon the exercise of an option or (ii) to accept the tender of shares of the Company's Common Stock in full or partial payment of any tax withholding obligations.

   Options granted under the Option Plan become exercisable and vested at such times and subject to such conditions as specified by the Board. Generally, options granted under the Option Plan become exercisable in installments over a period of time specified by the Board at the time of grant, subject to the optionee's continued service with the Company. The Option Plan provides that the maximum term of an incentive stock option is ten years unless granted to a Ten Percent Stockholder, in which case the maximum term is five years. Consistent with the Code, the Option Plan does not limit the term of a nonstatutory stock option. Options are generally nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee. However, the Option Plan provides that a nonstatutory stock option may be assignable or transferable to the extent permitted by the Board and set forth in the option agreement.

   Terms and Conditions of Non-employee Director Options. The Option Plan provides for the automatic grant of options to non-employee directors of the Company. The Option Plan provides that each non-employee director first elected or appointed to the Board after December 16, 1999 (the "Effective Date") will be granted automatically, on the date of such initial election or appointment, an option to purchase 30,000 shares of Common Stock. A Non-employee Director Option granted on the Effective Date or on the date of initial appointment or election as a non-employee director is referred to herein as an "Initial Option". The Option Plan also provides for the automatic annual grant, on the day following each annual meeting of the stockholders of the Company which occurs after the Effective Date, of an additional option to purchase 10,000 shares of Common Stock (an "Annual Option") to each non-employee director who continues to serve in such capacity. However, a non-employee director who has not continuously served on the Board for at least 6 months as of the date of such annual meeting will not receive an Annual Option on such date. For 2000, the non-employee directors were each granted 17,500 shares on January 3, 2000 in lieu of the options which were otherwise to be granted on May 17, 2000. The exercise price per share of each Non-employee Director Option will be equal to the fair market value of a share of the Company's Common Stock on the date of grant and each Non-employee Director Option will have a term of 10 years.

   Non-employee Director Options are exercisable only to the extent that the shares subject to the option are vested. In general, Initial Options granted after December 16, 1999 will vest as follows: 12,000 shares will vest 1 year after the date of grant, 9,000 shares will vest 2 years after the date of grant, 6,000 shares will vest 3 years after the date of grant and 3,000 shares will vest 4 years after the date of grant. Annual Options become vested cumulatively for 25% of the shares initially subject to the option on each of the first 4 anniversaries of the date of grant. Vesting of shares subject to a Non-employee Director Option is subject to the optionee's continued service through the relevant date.

   Change in Control. The Option Plan provides that, in the event of (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the Company's voting stock, (ii) a merger or consolidation in which the Company is a party, (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company, or (iv) a liquidation or dissolution of the Company wherein, upon any such event, the stockholders of the Company immediately before such event do not retain, in substantially the same proportions as their ownership of shares immediately before the transaction, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the voting stock of the Company, its successor, or the corporation to which the assets of the Company were transferred (a "Change in Control"), any unexercisable or unvested portion of the outstanding options will become immediately exercisable and vested in full prior to the Change in Control unless the acquiring or successor corporation assumes the Company's rights and obligations under the outstanding options or substitutes substantially equivalent options for such corporation's stock. To the extent that the options outstanding under the Option Plan are not assumed, substituted for, or exercised prior to the Change in Control, they will terminate.

   Termination or Amendment. The Option Plan will continue in effect until the earlier of its termination by the Board or the date on which all shares available for issuance under the Option Plan have been issued and all restrictions on such shares under the terms of the Option Plan and the option agreements have lapsed, provided that all incentive stock options must be granted within ten years of April 24, 1997. The Board may terminate or amend the Option Plan at any time. However, subject to changes in the law that would permit otherwise, without stockholder approval, the Board may not adopt an amendment to the Option Plan which would increase the total number of shares of Common Stock issuable thereunder, change the class of persons eligible to receive incentive stock options, or otherwise require approval of the Company's stockholders under any applicable law, regulation or rule. No amendment may adversely affect an outstanding option without the consent of the optionee, unless the amendment is required to preserve the option's status as an incentive stock option or is necessary to comply with any applicable law.

Summary of United States Federal Income Tax Consequences

   The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Option Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

   Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option qualifying under section 422 of the Code. Optionees who do not dispose of their shares for two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise (a "disqualifying disposition"), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months and short-term if the optionee's holding period is 12 months or less. Long-term capital gains are currently subject to a maximum tax rate of 20% and short-term capital gains are subject to taxation at ordinary rates. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

   The difference between the option exercise price and the fair market value of the shares on the exercise date of an incentive stock option is an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

   Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options will be nonstatutory stock options. Nonstatutory stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the exercise date. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months and short-term if the optionee's holding period is 12 months or less. Long-term capital gains are currently subject to a maximum tax rate of 20% and short-term capital gains are subject to taxation at ordinary rates. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

Vote Required and Recommendation of the Board of Directors

   The affirmative vote of a majority of the shares present or represented by proxy and entitled to a vote at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, is required for approval of this proposal. Abstentions and broker nonvotes will each be counted present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of this vote.

   The Board of Directors believes that the proposed 1,000,000 share increase in the number of shares reserved for issuance under the Company's Option Plan is important if the Company is to be able to attract and retain qualified directors, officers and employees to the Company.

   The board unanimously recommends a vote FOR approval of the increase in the number of shares reserved for issuance under the Option Plan by 1,000,000 shares for the reasons stated above.

                                PROPOSAL THREE

APPROVAL OF INCREASE IN SHARES RESERVED FOR ISSUANCE UNDER 1994 EMPLOYEE STOCK
                                 PURCHASE PLAN


General

   In August 1994, the Board of Directors adopted the 1994 Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan provides a means by which employees may purchase common stock of the Company through payroll deductions. Over the years the Purchase Plan has been in effect, the share reserve has been increased several times. At the special meeting in November 2000, the stockholders approved the increase in the number of shares authorized under the Purchase Plan by 250,000 shares, from 1,925,000 shares to 2,175,000 shares. In April 2001, subject to stockholder approval, the Board of Directors approved an increase in the number of shares reserved for issuance under the Purchase Plan by 800,000 shares to 2,975,000.

Description of Plan

   The following summary of the Purchase Plan is qualified in its entirety by the specific language of the Purchase Plan, a copy of which is available to any stockholder upon request.

   General. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under section 423 of the Code. Each participant in the Purchase Plan is granted at the beginning of each Offering Period under the plan (an "Offering Period") an option to purchase through accumulated payroll deductions up to a number of shares of the common stock of the Company (an "Option") determined on the first day of the Offering Period. The Option is automatically exercised on the last day of each six-month purchase period during the Offering Period unless the participant has withdrawn from participation prior to such date. The Offering Periods have generally lasted 24 months, but the Committee will determine the length of each Offering Period and may vary the duration of a purchase period. As of April 2, 2001, no grant of purchase rights conditioned on stockholder approval of an increase in the share reserve under the Purchase Plan had been made to any employee. Purchases of stock under the Purchase Plan are made at the discretion of participants. Accordingly, future purchases under the Purchase Plan are not determinable.

   Shares Subject to Plan. Currently, a maximum of 2,175,000 shares of the Company's common stock may be issued under the Purchase Plan, subject to appropriate adjustment in the event of a stock dividend, stock split, recapitalization, combination, or similar change in the Company's capital structure or in the event of any merger, sale of assets, or other reorganization of the Company. The board of directors has amended the Purchase Plan, subject to stockholder approval, to increase by 800,000 shares the maximum number of shares of common stock issuable thereunder to an aggregate of 2,975,000 shares.

   Administration. The Purchase Plan is administered by a duly appointed committee of the Board of Directors (hereinafter referred to as the "Committee"). Subject to the provisions of the Purchase Plan, the Committee determines the terms and conditions of Options granted under the plan. The Committee will interpret the Purchase Plan and Options granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the Purchase Plan or any Options.

   Eligibility. Any employee of the Company or of any subsidiary corporation of the Company designated by the Board of Directors for inclusion in the Purchase Plan is eligible to participate in an Offering Period under the plan so long as the employee is customarily employed for more than 20 hours per week and more than five months in any calendar year. However, no employee who owns or holds options to purchase, or as a result of participation in the Purchase Plan would own or hold options to purchase, five percent or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary corporation of the Company is entitled to participate in the Purchase Plan. Based upon the number of employees as of April 2, 2001, approximately 632 employees were eligible to participate in the Purchase Plan.

   Participation and Purchase of Shares. Participation in an Offering Period under the Purchase Plan is limited to eligible employees who authorize payroll deductions prior to the first day of the Offering Period (an "Entry Date"). Payroll deductions may not exceed 15% (or such other rate as the Board determines) of an employee's compensation for any pay period during the Offering Period.

   No participant may purchase under the Purchase Plan shares of the Company's common stock having a fair market value exceeding $25,000 in any calendar year (measured by the fair market value of the Company's common stock on the first day of the Offering Period in which the shares are purchased), and the maximum number of shares subject to any Option may not exceed the limit set by the board prior to the beginning of the Offering Period.

   On the last business day of each purchase period (an "Exercise Date") during an Offering Period, the Company issues to each participant in the Offering Period the number of shares of the Company"s common stock determined by dividing the amount of payroll deductions accumulated for the participant during that Purchase Period by the purchase price, limited in any case by the number of shares subject to the participant's Option for that Offering Period. The price per share at which shares are sold at the end of a Purchase Period generally equals 85% of the lesser of the fair market value per share of the Company's common stock on the Entry Date or on the Exercise Date. The fair market value of the common stock on any relevant date generally will be the closing price per share on such date as reported on the Nasdaq National Market. Any payroll deductions under the Purchase Plan not applied to the purchase of shares will be returned to the participant, unless the amount remaining is less than the amount necessary to purchase a whole share of common stock, in which case the remaining amount may be applied to the next purchase period.

   Merger, Liquidation, Other Corporation Transactions. In the event of the proposed liquidation or dissolution of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed transaction, unless otherwise provided by the Committee in its sole discretion, and all outstanding options shall automatically terminate and the amounts of all payroll deductions will be refunded without interest to the participants. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another corporation, then in the sole discretion of the Committee, (1) each Option shall be assumed or an equivalent option shall be substituted by the successor corporation or parent or subsidiary of such successor corporation, (2) a date established by the Committee on or before the date of consummation of such merger, consolidation or sale shall be treated as an Exercise Date, and all outstanding Options shall be deemed exercisable on such date or (3) all outstanding Options shall terminate and the accumulated payroll deductions shall be returned to the participants.

   Termination or Amendment. The Purchase Plan will continue until August 31, 2004, unless earlier terminated by the board, or until all of the shares reserved for issuance under the Purchase Plan have been issued. The Board of Directors may at any time amend or terminate the Purchase Plan, except that the approval of the Company's stockholders is required for any amendment which materially increases the number of shares authorized for issuance under the Purchase Plan, materially modifies the requirements as to eligibility for participation in the Plan, materially increases the benefits accruing to participants, reduces the purchase price of Options, or extends the term of the Purchase Plan.

Summary of United States Federal Income Tax Consequences

   The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the Purchase Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances. Generally, there are no tax consequences to an employee of either becoming a participant in the Purchase Plan or purchasing shares under the Purchase Plan. The tax consequences of a disposition of shares vary depending on the period such stock is held before its disposition. If a participant disposes of shares within two years after the Entry Date or within one year after the Purchase Date on which the shares are acquired (a "disqualifying disposition"), the participant recognizes ordinary income in the year of disposition in an amount equal to the difference between the fair market value of the shares on the Purchase Date and the purchase price. Such income may be subject to withholding of tax. Any additional gain or resulting loss recognized by the participant from the disposition of the shares is a capital gain or loss. If the participant disposes of shares at least two years after the Entry Date and at least one year after the Purchase Date on which the shares are acquired, the participant recognizes ordinary income in the year of disposition in an amount equal to the lesser of (i) the difference between the fair market value of the shares on the date of disposition and the purchase price or (ii) 15% of the fair market value of the shares on the Purchase Date. Any additional gain recognized by the participant on the disposition of the shares is a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there is no ordinary income, and the loss recognized is a capital loss. If the participant owns the shares at the time of the participant's death, the lesser of (i) the difference between the fair market value of the shares on the date of death and the purchase price or (ii) 15% of the fair market value of the shares on the Purchase Date is recognized as ordinary income in the year of the participant's death.

   If the exercise of an Option does not constitute an exercise pursuant to an "employee stock purchase plan" under section 423 of the Code, the exercise of the Option will be treated as the exercise of a nonstatutory stock option. The participant would therefore recognize ordinary income on the Purchase Date equal to the excess of the fair market value of the shares acquired over the purchase price. Such income is subject to withholding of income and employment taxes. Any gain or loss recognized on a subsequent sale of the shares, as measured by the difference between the sale proceeds and the sum of (i) the purchase price for such shares and (ii) the amount of ordinary income recognized on the exercise of the Option, will be treated as a capital gain or loss, as the case may be.

   A capital gain or loss will be long-term if the participant holds the shares for more than 12 months and short-term if the participant holds the shares for 12 months or less. Short-term capital gains are generally subject to the same tax rates as ordinary income, while long-term capital gains are currently subject to a maximum tax rate of 20%.

   If the participant disposes of the shares in a disqualifying disposition the Company should be entitled to a deduction equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. In all other cases, no deduction is allowed to the Company.

Vote Required and Recommendation of the Board of Directors.

   The affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, is required for approval of this proposal. Abstentions and broker nonvotes will each be counted present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of this vote.

   The Board of Directors believes that the availability of an opportunity to purchase shares under the Purchase Plan is important to attracting and retaining qualified officers and employees essential to the success of the Company, and that stock ownership is important to providing such persons with incentive to perform in the best interest of the Company.

   The board unanimously recommends a vote FOR approval of the increase in the number of shares reserved for issuance under the Purchase Plan by 800,000 shares.

                                 PROPOSAL FOUR

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

   The Board of Directors has selected Arthur Andersen LLP as the Company's independent public accountants for the year ending December 31, 2001, and further directed that management submit the selection of independent public accountants for ratification by the stockholders at the Meeting. Its representatives are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

   Stockholder ratification of the selection of Arthur Andersen LLP as the Company's independent public accountants is not required by the Company's Bylaws or otherwise. The Board of Directors is submitting the selection of Arthur Andersen to the stockholders for ratification as a matter of good corporate practice. In the event the stockholders fail to ratify the selection, the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors determines that such a change could be in the best interests of the Company and its stockholders.

   See "Report of the Audit Committee" for further information concerning services provided by and fees paid to Arthur Andersen in fiscal 2000.

Vote Required and Recommendation of the Board of Directors.

   The affirmative vote of a majority of the votes present or represented by proxy and entitled to a vote at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, is required for approval of this proposal. Abstentions and broker nonvotes will each be counted present for purposes of determining the presence of a quorum, but will not be counted as having been voted on this proposal.

   The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of Arthur Andersen LLP to serve as the Company's independent public accountants for the year ending December 31, 2001.

                     STOCKHOLDER PROPOSALS TO BE PRESENTED
                            AT NEXT ANNUAL MEETING

   The Company has an advance notice provision under its bylaws for stockholder business to be presented at meetings of stockholders. Such provision states that in order for stockholder business to be properly brought before a meeting by a stockholder, such stockholder must have given timely notice thereof in writing to the Secretary of the Company. A stockholder proposal, to be timely, must be received at the Company's principal executive offices not less than 120 calendar days in advance of the one year anniversary of the date the Company's proxy statement was released to stockholders in connection with the previous year's annual meeting of stockholders; except that (i) if no annual meeting was held in the previous year, (ii) if the date of the annual meeting has been changed by more than thirty calendar days from the date contemplated at the time of the previous year's proxy statement, or
(iii) in the event of a special meeting, then notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date was made.

   Proposals of stockholders intended to be presented at the next annual meeting of stockholders of the Company (i) must be received by the Company at its offices no later than December 29, 2001, and (ii) must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's Proxy Statement for that meeting.

                         TRANSACTION OF OTHER BUSINESS

   At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2001 Annual Meeting of Stockholders other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors,

                                          /s/ Ludger Viefhues
                                          Ludger Viefhues, Secretary

April 26, 2001

                      APPENDIX A--AUDIT COMMITTEE CHARTER
                        CHARTER FOR THE AUDIT COMMITTEE
                         OF THE BOARD OF DIRECTORS OF
                           MATTSON TECHNOLOGY, INC.

PURPOSE:

     The purpose of the Audit Committee of the Board of Directors of Mattson Technology, Inc. and its subsidiaries (the "Company") shall be to oversee the selection and relationship between the Company and its outside auditor, and to review with management and the outside auditors the Company's financial statements and system of internal financial controls and reporting, and to provide to the Company's Board of Directors the results of its examinations and its recommendations, and such other information as it deems appropriate to make the Board aware of financial matters concerning the Company. The Company's outside auditors are ultimately accountable to the Audit Committee (and the Board), which has the authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor.

MEMBERSHIP:

   The Audit Committee will be appointed by, and will serve at the discretion of, the Board of Directors. The Audit Committee will consist of at least three members of the Board of Directors, meeting the following criteria:

     1. Each member will be an "independent director," as defined in NASDAQ Rule 4200 (subject to the exception permitted under NASDAQ Rule
  4350(d)(2)(B));

     2. Each member will be able to read and understand fundamental financial statements, in accordance with the NASDAQ Rule 4350(d)(2)(A); and

     3. At least one member will have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background.

RESPONSIBILITIES:

   The responsibilities of the Audit Committee shall include:

   1. Oversight and review of the Company's relationship with its external auditors by:

     (i) selecting, and evaluating the performance of, the independent auditors;

     (ii) reviewing the independent auditors' fee arrangements, proposed audit scope and approach;

     (iii) reviewing and assessing the independence and objectivity of the outside auditors under the standards established by the accounting profession, including obtaining a formal written statement from the independent auditors each year regarding their relationships and services with the Company which may impact independence and, where called for, investigating and taking corrective action; and

     (iv) reviewing the independent auditors' peer review conducted every three years.

   2. Oversight and review on a regular basis of the conducting of external audits, the publication of the Company's annual and quarterly financial results, and the adequacy of the Company's system of internal controls by:

     (i) discussing with the Company's management and independent auditors the financial statements and audit findings, including any significant adjustments, management judgments and accounting estimates, significant new accounting policies and disagreements with management, and any other matters described in SAS No. 61, as may be modified or supplemented;

     (ii) conducting a post-audit review of the financial statements and audit findings, including any significant suggestions for improvements provided to management by the independent auditors;

     (iii) discussing with the Company's independent auditors their review of the Company's interim financial statements to be included in quarterly reports on Form 10-Q; and

     (iv) reviewing the unaudited quarterly operating results in the Company's quarterly earnings release.

   3. Reviewing and recommending to the Board of Directors for inclusion in the Company's annual report on Form 10-K, the audited financial statements.

   4. Overseeing compliance with the requirements of the Securities and Exchange Commission for disclosure of auditor's services and audit committee members and activities.

   5. Providing a report in the Company's proxy statement in accordance with the requirements of Item 306 of Regulation S-K and Item 7(e)(3) of Schedule 14A.

   6. Reviewing, in conjunction with counsel, any legal matters that could have a significant impact on the Company's financial statements.

   7. Providing oversight and review of the Company's asset management policies, including investment policies.

   8. Reviewing its own charter, structure, processes and membership requirements.

   9. Performing other oversight functions as requested by the full Board of directors.

OTHER POWERS

   In addition to the powers necessary to discharge the responsibilities set forth above, the Committee shall have authority to undertake any of the following where it deems appropriate:

   10. Overseeing and reviewing the Company's policies regarding information technology and management information systems.

   11. Reviewing the Company's policies for standards of business conduct, and its processes for monitoring compliance.

   12. Reviewing related party transactions for potential conflicts of interest.

   13. If necessary, instituting special investigations and, if appropriate, hiring special counsel or experts to assist.

   14. At the discretion of the Committee, the Committee may appoint a Chairman. The Chairman shall preside at meetings of the Committee. In addition, he shall have the power and authority to approve proposed engagements for non-audit related work to be performed by the independent auditors where the fees for such services will be $50,000 or less.

MEETINGS:

   The Audit Committee will meet at least four times each year. The Audit Committee will establish its own schedule for such meetings.

   The Chief Executive Officer, Chief Financial Officer, and the independent auditors may be invited to attend meetings. The Audit Committee will meet with the independent auditors of the Company, at such times as it deems appropriate, to review the independent auditors' examination and management report.

MINUTES:

   The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors. If requested by the Committee, counsel for the Company will be invited to the meetings and will prepare minutes for meetings.

REPORTS:

   The Audit Committee will summarize its examinations and recommendations to the Board as may be appropriate, consistent with the Committee's charter.

To Our Shareholders:

   Fiscal 2000 was a great year for Mattson. We set financial records at every quarter and ended the year with record revenues, record earnings and record backlog. And we did all that while our management team was concluding a three-way merger that more than doubled the size of the company.

   The result of all this activity is that we are now the 14th largest supplier of semiconductor process equipment, offering market leading products in plasma, thermal and wet processing.

A year of new records

   In fiscal 2000, we continued to build upon our strong performance from last year. In 1999, Mattson grew 75% in revenue, set new records for bookings at $50.6 million in Q4'99 and ended the year with a record backlog of $56.1 million.

   In fiscal 2000, we continued to set new records, with annual revenues growing 75% to $180.6 million and net income from operations at $1.5 million, or $0.08 per share. (These results reflect a change in accounting policies due to SAB 101). Additionally, the Company set a new record in bookings with $67.3 million in Q4. Backlog also reached a record high with $109.9 million at year end. These results are directly attributable to the exceptional performance of the Mattson Technology team of employees worldwide and the Company's products and services.

   We also completed a stock offering in March 2000 to help fund the Company's growth and further enhance our balance sheet. The Company ended the year with minimal debt and over $100 million in cash, restricted cash and short-term investments. As a result Mattson is better positioned financially to fund future growth and to endure the market downturns that occur in this cyclical industry.

   In 2000, we were able to capitalize on our previous investments in R&D and infrastructure. Our long-term commitment to R&D helped position Mattson for the transition to 300 mm and our infrastructure investments helped us to more than double our production capacity and support our new products as they were shipped around the world.

The Power of Three

   On January 1, 2001, Mattson successfully completed the merger of Mattson Technology, the semiconductor equipment division of STEAG Electronic Systems AG and CFM Technologies, Inc. The merger transforms Mattson into a top-15 semiconductor process equipment company, with pro forma revenues for 2000 of greater than $500 million for the combined company. Our challenge now is to meld three market leaders into a competitive whole, large enough to meet the challenges of the semiconductor equipment market.

   Already a market leader in the dry strip market before the merger, Mattson is now the second largest provider of RTP products, and the combination of STEAG and CFM's wet technology gives Mattson a top five position in that competitive market.

   In light of the ever growing complexity of semiconductor fabs and the financial risk of starting up a multi-billion dollar facility, our customers are focusing on a smaller list of large equipment suppliers. Semiconductor manufacturers are partnering with their preferred suppliers to help them meet their goals. They want to work with equipment suppliers who have the support capability, the technical expertise and the financial strength to support them over the long term. This is forcing the industry to consolidate, with the top 20 suppliers now controlling over 80% of the market. It was essential that Mattson take action to remain within that competitive circle.

   By virtue of the merger, Mattson also increased its manufacturing capability with factories in Dornstadt, Pliezhausen and Donaueschingen, Germany and a large facility in Exton, Pa. Growing the Company to more than 2000 employees, and providing new sales and customer support offices worldwide and key research and development centers, the merger is Mattson's key to increasing market share and sales from existing and new customers.

Products, Old and New:

   Sales of Mattson products continued at a torrid pace throughout 2000. The company's flagship product, the Aspen Strip, continued to grow in sales for both 200 and 300 mm applications. The majority of the top 20 equipment buyers now use the Aspen Strip in production. We gained another top tier customer that is buying our Aspen III CVD system in volume for 300 mm applications. To a lesser extent, our Aspen RTP, EpiPro and LiteEtch products also contributed to our record growth in 2000.

                                                              [LOGO OF MATTSON]

   The early sales of 300 mm products, which started in 1999, have now become a major movement, with many of our customers requesting 300 mm tools or bridge tools that can be easily converted to the 300 mm configuration once their production lines are up. During the year, the company made several announcements of major sales to customers in Taiwan, Europe and Japan, clearly demonstrating the acceptance of our 300 mm solutions across the board and indicating that our new products from the merged companies will complement our existing 300 mm product portfolio.

   The new product lineup includes five 300 mm products that are already installed and running in production sites around the world. This includes: two wet processing systems, the STEAG 3000 RTP system (with more than 70 systems shipped), and the Aspen III versions of the CVD and Strip products. Mattson Technology is poised to become a market leader for 300 mm equipment with the technology, the products and the support to meet our customers' needs.

Looking Ahead

   As great as fiscal 2000 was for Mattson, the year ended with the industry transitioning into a slowdown. The slow down in demand for PC's, wireless communications and telecom equipment, coupled with the excess capacity added in 1999 and 2000, caused an oversupply of semiconductors. The industry is now in another cyclical downturn that could be both longer and deeper than previously anticipated by industry analysts. The semiconductor equipment industry is a long-term growth industry, but has always been very cyclical in the short-term. We are now experiencing a downswing with the whole industry that will impact our 2001 performance.

   In a sense, this is probably the best time for Mattson to go into a production downturn. It will allow the Company to absorb the new product lines, finish the integration of the three companies into one strong company and allow us to focus on increasing market share to position us for growth during the next upturn. We are financially solid with our current cash or cash equivalents. For our shareholders, it is also a good time to have invested in a company that is a market leader in a highly competitive market, offering what the market is looking for with the critical mass to meet those demands.

   I would like to thank the shareholders for standing with us in these difficult times, our employees for bearing the stress of a large merger without faltering and our customers who continue to support us in our quest for the best technology, highest productivity and world-class customer support.

/s/ Brad Mattson
Brad Mattson
Chief Executive Officer

   This letter contains forward-looking statements reflecting management's current forecast of certain aspects of Mattson Technology's future. It is based on our current information which, by its nature, is dynamic and subject to rapid and even abrupt changes. Forward looking statements include statements regarding (1) future growth by Mattson Technology; (2) the potential for an upturn in Mattson Technology's industry; (3) revenue projections, (4) Mattson Technology's future profitability; (5) future sales of Mattson products; (6) future bookings and backlog for Mattson Technology products; and (7) Mattson Technology's future leadership position in its industry

   Mattson Technology's actual results could differ materially from those stated or implied by such forward looking statements due to risks and uncertainties associated with the company's business which include, but are not limited to, its dependence on projected purchases by its major customers, competition in all aspects of its business, changes in product or service profit margins due to pricing changes driven by variations in customer demand, competition, the performance of the semiconductor industry, the health of the United States and world economy or unforeseen factors, manufacturing delays, product defects or setbacks in the introduction of new products. The forward looking statements should be considered in the context of these and other risk factors disclosed in Mattson Technology's most recent Annual Report on Form 10-K and its most recent Quarterly Report on Form 10-Q.

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
                                                              Please mark
                                                               your votes    [X]
                                                             as indicated in
                                                              this sample.

                                     PROXY
                           MATTSON TECHNOLOGY, INC.
                 2800 Bayview Drive, Fremont, California 94538

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Brad Mattson and Ludger Viefhues (the "Proxies"), and each of them, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote as designated below, all the shares of Common Stock of Mattson Technology, Inc. (the "Company") held of record by the undersigned on April 18, 2001 at the Annual Meeting of Stockholders to be held on May 16, 2001 or any adjournment thereof.

     1.   To elect the following directors
          as Class I directors of the Company
          to hold office for a three-year term
          and until their successors are elected
          and qualified.

          [_]  FOR all nominees listed    [_] WITHHOLD AUTHORITY
               below (except as written
                to the contrary below)

          Nominees:  Brad Mattson
                     Kenneth Kannappan

          To withhold authority to vote for any nominee, print that nominee's name in the space provided below:

          ----------------------------------------------

     2. To approve an increase in the number of shares reserved for issuance under the Company's Amended and Restated 1989 Stock Option Plan by 1,000,000 shares.

          [_] FOR              [_] AGAINST                    [_] ABSTAIN

     3. To approve an increase in the number of shares reserved for issuance under the Company's 1994 Employee Stock Purchase Plan by 800,000 shares.

          [_] FOR              [_] AGAINST                    [_] ABSTAIN

     4. To ratify the appointment of Arthur Andersen LLP as the independent public accountants of the Company for the year ending December 31, 2001.

          [_] FOR              [_] AGAINST                    [_] ABSTAIN

     5. To transact such other business as may properly come before the meeting.

     This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the Proxy will be voted FOR all nominees for election and FOR proposals 2, 3 and 4.

     Please sign exactly as your name appears on your stock certificates. When shares are held by joint tenants, both should sign. When signing as an attorney, as executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name, by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                              Dated:                                  2001
                                    --------------------------------,

                              ---------------------------------------------
                                                Signature

                              ---------------------------------------------
                                         Signature if held jointly


     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

                                      -2-